PLAN OF REORGANIZATION
for
OLD MUTUAL DEVELOPING GROWTH FUND
A Series Portfolio of
Old Mutual Funds II

       This Plan of Reorganization provides for the sale of assets and liabilities of the Old Mutual Developing Growth Fund (the Developing
Growth Fund), a series portfolio of Old Mutual Funds II (the Trust), to the Old Mutual Strategic Small Company Fund (the Strategic Small Company
Fund), also a series portfolio of the Trust. The Strategic Small Company Fund is sometimes referred to herein as the Surviving Fund, and the Developing Growth Fund is sometimes referred to herein as the Reclassified Fund. The Surviving Fund and the Reclassified Fund are sometimes collectively referred to herein as the Funds.

       WHEREAS, the Trust is a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the 1940 Act);

       WHEREAS, the Funds are each series portfolios of the Trust representing separate series of shares of beneficial interest of the Trust;

       WHEREAS, the Funds are authorized to issue an unlimited number of Class A, Class C, Institutional Class and Class Z shares;

       WHEREAS, the Strategic Small Company Fund has outstanding
Class A, Class C, Institutional Class and Class Z shares and the
Developing Growth Fund has outstanding Class A, Class C, Institutional Class and Class Z shares; and

       WHEREAS, the Board of Trustees (the Board) of the Trust has determined that it would be in the best interests of the Funds' shareholders to sell all of the assets and liabilities of the Developing Growth Fund to the Strategic Small Company Fund and reclassify the shares of the Developing Growth Fund as shares of the Strategic
Small Company Fund in the manner described below.

       NOW, THEREFORE, the Developing Growth Fund shall sell all of its assets and liabilities to the Strategic Small Company Fund and reclassify its shares on the following terms and conditions.

       1.   Plan of Reorganization.

             (a) Attribution of Assets and Liabilities. At the Effective Time described in Section 3 below, the Developing Growth Fund shall sell all of its assets and liabilities to the Strategic Small Company Fund and the proportionate undivided interest in the assets and liabilities of the Developing Growth Fund attributable to its Class A, Class C, Institutional Class and Class Z shares shall become a part of the proportionate undivided interest in the assets and liabilities of the Strategic Small
Company Fund attributable to its Class A, Class C, Institutional Class and Class Z shares, respectively, and any expenses, costs, charges and reserves allocated to the Class A, Class C, Institutional Class and
Class Z shares of the Developing Growth Fund immediately prior to the Effective Time shall become expenses, costs, charges and reserves allocated to the Class A, Class C, Institutional Class and Class Z shares, respectively, of the Strategic Small Company Fund. The Trust shall instruct its custodian to reflect in the custodian's records for the Strategic Small Company Fund the attribution of the assets of the Developing
Growth Fund in the manner described above.

             (b) Reclassification of Shares. At the Effective Time described in Section 3 below, all of the issued and outstanding Class A, Class C, Institutional Class and Class Z shares of the Developing Growth Fund shall be reclassified and changed into and become Class A, Class C, Institutional Class and Class Z shares, respectively, of the Strategic
Small Company Fund based upon their respective net asset values, and thereafter shall have the attributes of Class A, Class C, Institutional Class and Class Z shares of the Strategic Small Company Fund.

             The stock transfer books of the Developing Growth Fund will be permanently closed at the Effective Time (described in Section 3 below) and only requests for the redemption of shares of the Developing Growth Fund received in proper form prior to the close of trading on the New York Stock Exchange on the date of the Effective Time shall be accepted. Thereafter, redemption requests received by the Developing Growth Fund shall be deemed to be redemption requests for the Strategic Small
Company Fund shares into which such Developing Growth Fund shares were reclassified under this Plan of Reorganization.

             (c)   Shareholder Accounts. At the Effective Time described in
Section 3 below, each shareholder of record of Class A, Class C, Institutional Class and Class Z shares of the Developing Growth Fund will receive that number of Class A, Class C, Institutional Class and Class Z shares, respectively, of the Strategic Small Company Fund having an aggregate net asset value equal to the aggregate net asset value of the Class A, Class C, Institutional Class and Class Z shares, respectively, of the Developing Growth Fund held by such owner immediately prior to the Effective Time.

             The Trust will establish an open account on the records of the Strategic Small Company Fund in the name of each owner of record of the Developing Growth Fund to which will be credited the respective number of shares of the Strategic Small Company Fund due such beneficial owner. Fractional shares of the Strategic Small Company Fund will be carried to the third decimal place. Certificates representing shares of the Strategic Small Company Fund will not be issued. The net asset value of the shares of the Developing Growth Fund and the net value of the assets of the Strategic Small Company Fund will be determined at the Effective Time in accordance with the policies and procedures of the Trust. Any special options (e.g., automatic investment plans on current
Developing Growth Fund shareholder accounts) will automatically transfer to the new accounts.

       2. Termination of Reclassified Fund. Immediately after the Effective Time described in Section 3 below, the Reclassified Fund shall cease to be an investment portfolio of the Trust and the Trust's Board hereby authorizes the officers of the Trust to amend Schedule A to the Trust's Agreement and Declaration of Trust and to take any other necessary action to terminate the Reclassified Fund as a separate investment portfolio of the Trust.

       3. Effective Time of the Reorganization. The reorganization of the Reclassified Fund contemplated by this Plan of Reorganization shall occur on March 6, 2009, at 4:30 p.m. Eastern time, or such other date and time as the officers of the Trust shall determine (the Effective Time).

       4. Approval of Shareholders. A meeting of the holders of the Developing Growth Fund shares shall be duly called and constituted for the purpose of acting upon this Plan of Reorganization and the transactions contemplated herein. Approval by such shareholders of this Plan of Reorganization shall authorize the Trust to take the actions required to effect the Plan of Reorganization for the Funds.

       5. Conditions Precedent. The Trust will consummate the Plan of Reorganization only after satisfaction of each of the following conditions:

             (a) All consents, approvals, permits and authorizations required to be obtained from governmental authorities, including the Securities and Exchange Commission and state securities commissions, to permit the parties to carry out the transactions contemplated by this Plan of Reorganization shall have been received.

             (b) This Plan of Reorganization shall have been approved by the shareholders of the Reclassified Fund at a special meeting by the affirmative vote of a majority of the outstanding voting securities of the Reclassified Fund, as defined in the 1940 Act. This means the lesser of:
(a) the affirmative vote of 67% or more of the voting securities of Reclassified Fund present or represented by proxy at the special meeting, if the holders of more than 50% of the outstanding voting securities of the Reclassified Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of the Reclassified Fund.

             (c) The assets of the Developing Growth Fund to be acquired by the Strategic Small Company Fund shall constitute at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Developing Growth Fund immediately prior to the reclassification. For purposes of this paragraph 5(c), any assets used by the Reclassified Fund to pay the expenses it incurs in connection with this Plan of Reorganization and to effect all shareholder redemptions and distributions (other than regular, normal dividends and regular, normal redemptions pursuant to the 1940 Act, and not in excess of the requirements of Section 852 of the Code, occurring in the ordinary course of the Reclassified Fund's business as a portfolio of an open-end management investment company) after the commencement of negotiations regarding the Reorganization shall be included as assets of the Reclassified Fund held immediately prior to the reclassification.

             (d) The dividend described in the last sentence of paragraph 6(a)(i) shall have been declared.

             (e) The Trust shall have received an opinion of Stradley Ronon Stevens & Young, LLP (Stradley Ronon) to the effect that consummation of the transaction contemplated by this Plan of Reorganization will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code (the Code), and that the shareholders of the Reclassified Fund will recognize no gain or loss to the extent that they receive shares of the Surviving Fund in exchange for their shares of the Reclassified Fund in accordance with this Plan of Reorganization. In rendering such opinion, Stradley Ronon may request and rely upon representations contained in certificates of officers of the Trust and others, and the officers of the Trust shall use their best efforts to make available such truthful certificates.

             (f) The Trust shall have received an opinion of Stradley Ronon, dated as of the Effective Time, addressed to and in form and substance satisfactory to the Trust, to the effect that this Plan of Reorganization has been duly authorized and approved by all requisite action of the Trust and the shareholders of the shares of the Reclassified Fund.

             At any time prior to the Effective Time, any of the foregoing conditions may be waived by the Trust if, in the judgment of its Board of Trustees, such waiver will not have a material adverse effect on the benefits intended under this Plan of Reorganization for the Reclassified Fund's shareholders.

       6. Old Mutual Developing Growth Fund and Old Mutual Strategic Small Company Fund Tax Matters.

             (a)   Old Mutual Developing Growth Fund.

                    (i) The Developing Growth Fund has elected to be a regulated investment company under Subchapter M of the Code. The Developing Growth Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending at the Effective Time. The Developing Growth Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it. In order to (i) ensure continued qualification of the Developing Growth Fund as a regulated investment company for tax purposes and
(ii) eliminate any tax liability of the Developing Growth Fund arising by reason of undistributed investment company taxable income or net capital gain, the Developing Growth Fund will declare on or prior to the Effective Time to the shareholders of the Developing Growth Fund a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of the Developing Growth Fund's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended March 31, 2008 and for the short taxable year beginning on April 1, 2008 and ending at the Effective Time and (B) all of the Developing Growth Fund's net capital gain for the taxable year ended March 31, 2008 and for such short taxable year.

                    (ii) The Developing Growth Fund has timely filed all tax returns required to be filed by it and all taxes with respect thereto have been paid. No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Developing Growth Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Developing Growth Fund.

             (b)   Old Mutual Strategic Small Company Fund.

                    (i) The Strategic Small Company Fund has elected to be treated as a regulated investment company under Subchapter M of the Code. The Strategic Small Company Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will satisfy the requirements of Part I of Subchapter M of the Code to maintain such qualification for its current taxable year. The Strategic Small Company Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

                    (ii) The Strategic Small Company Fund has timely filed all returns required to be filed by it and all taxes with respect thereto have been paid. No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Strategic Small Company Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Strategic Small Company Fund.

       7. Termination. The Trust may terminate this Plan of Reorganization with the approval of its Board at any time prior to the Effective Time, notwithstanding approval thereof by the Reclassified Fund's respective shareholders if, in the judgment of the Board, proceeding with the Plan of Reorganization would be inadvisable.

       8. Further Assurances. The Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

       9. Expenses. The Funds shall bear all costs and expenses associated with this Plan of Reorganization and the transactions contemplated hereby. All costs and expenses associated with this Plan of Reorganization shall be allocated between the Funds on a pro rata basis based on each Fund's relative net assets. Neither the Developing Growth Fund nor the Strategic Small Company Fund (nor any Person related to the Developing Growth Fund or the Strategic Small Company
Fund) will pay or assume any expenses of the Developing Growth Fund Shareholders (including, but not limited to, any expenses of Developing Growth Fund Shareholders that are solely and directly related to the Reorganization).

       This Plan of Reorganization was approved and adopted by the Board of the Trust on November 13, 2008.